UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: February 28, 2009
SCHEDULE 13G	Estimated average burden hours per response. . 10.4

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

VeriFone Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

92342Y 10 9

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 92342Y 10 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) GTCR Fund VII, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 8,928,188

	6.	Shared Voting Power -0- (See Item 4)

	7.	Sole Dispositive Power 8,928,188

	8.	Shared Dispositive Power -0- (See Item 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 8,928,188

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.7%

12.	Type of Reporting Person (See Instructions) PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 92342Y 10 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) GTCR Co-Invest, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 81,737

	6.	Shared Voting Power -0- (See Item 4)

	7.	Sole Dispositive Power 81,737

	8.	Shared Dispositive Power -0- (See Item 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 81,737

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 92342Y 10 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) GTCR Capital Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 648,984

	6.	Shared Voting Power -0- (See Item 4)

	7.	Sole Dispositive Power 648,984

	8.	Shared Dispositive Power -0- (See Item 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 648,984

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.0%

12.	Type of Reporting Person (See Instructions) PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 92342Y 10 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) GTCR Capital Partners VII, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 8,928,188 (See Item 4)

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 8,928,188 (See Item 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 8,928,188

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.7%

12.	Type of Reporting Person (See Instructions) PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 92342Y 10 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) GTCR Mezzanine Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 648,984 (See Item 4)

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 648,984 (See Item 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 648,984

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.0%

12.	Type of Reporting Person (See Instructions) PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 92342Y 10 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) GTCR Partners VI, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 648,984 (See Item 4)

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 648,984 (See Item 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 648,984

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.0%

12.	Type of Reporting Person (See Instructions) PN

* SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 92342Y 10 9

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) GTCR Golder Rauner, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 9,658,909 (See Item 4)

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 9,658,909 (See Item 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person (See Item 4) 9,658,909

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 11.6%

12.	Type of Reporting Person (See Instructions) OO

* SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1(a)                                                Name of Issuer:

VeriFone Holdings, Inc. (the “Company”)

Item 1(b)                                                Address of Issuer’s Principal Executive Offices:

2099 Gateway Place, Suite 600, San Jose, California 95110

Item 2(a)                                                Name of Person Filing:

This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Act: GTCR Fund VII, L.P. (“Fund VII”), GTCR Co-Invest, L.P. (“Co-Invest”), GTCR Capital Partners, L.P. (“Capital Partners”), GTCR Partners VII, L.P. (“Partners VII”), GTCR Partners VI, L.P. (“Partners VI”), GTCR Mezzanine Partners, L.P. (“Mezzanine Partners”) and GTCR Golder Rauner, L.L.C. (“GTCR”), or collectively, the “Reporting Persons.”

The Reporting Persons have entered into a Joint Filing Agreement, dated as of the date hereof, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)                                                Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the Reporting Persons is 6100 Sears Tower, Chicago, Illinois 60606.

Item 2(c)                                                Citizenship:

Each of the Reporting Persons is organized under the laws of the State of Delaware.

Item 2(d)                                                Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e)                                                CUSIP No.:

92342Y 10 9

Item 3                                                              If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not Applicable.

Item 4                                                              Ownership:

(a)-(b) Amount beneficially owned and percent of class.

Fund VII is the direct beneficial owner of 8,928,188 shares of Common Stock, or approximately 10.7% of the Common Stock. Capital Partners is the direct beneficial owner of 648,984 shares of Common Stock, or approximately 1.0% of the Common Stock. Co-Invest is the direct beneficial owner of 81,737 shares of Common Stock, or approximately 0.1% of the Common Stock.

The shares of Common Stock beneficially owned by Fund VII may be deemed to be beneficially owned indirectly by: (i) Partners VII, the general partner of Fund VII; and (ii) GTCR, the general partner of Partners VII. The shares of Common Stock beneficially owned by Capital Partners may be deemed to be beneficially owned indirectly by: (i) Mezzanine Partners, the general partner of Capital Partners; (ii) Partners VI, the general partner of Mezzanine Partners; and (iii) GTCR, the general partner of Partners VI. The shares of Common Stock beneficially owned by Co-Invest may be deemed to be beneficially owned indirectly by GTCR, the general partner of Co-Invest. GTCR makes decisions with respect to the voting and disposition of the shares held by Fund VII, Capital Partners and Co-Invest through a six-person members committee.

Pursuant to Rule 13d-5(b)(1) under the Act, Partners VII, Mezzanine Partners, Partners VI and GTCR may be deemed as a group to have beneficial ownership of 9,658,909 shares of Common Stock, the aggregate number of shares of Common Stock held by the Reporting Persons. Each such person disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest.

All of the percentages calculated in this Schedule 13G are based upon an aggregate of 83,411,494 shares of Common Stock outstanding as of August 24, 2007, as disclosed in the Company’s Form 10-Q, dated September 7, 2007.

(c) Number of shares as to which the person has:

(i)                                     Sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii)                                  Shared power to vote or to direct the vote:

See Item of 6 of each cover page.

(iii)                               Sole power to vote or to direct the disposition:

See Item 7 of each cover page.

(iv)                              Shared power to vote or to direct the disposition:

See Item 8 of each cover page.

Item 5                                                              Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6                                                              Ownership of More Than Five Percent on Behalf of Another Person:

See response to Items 4(a) and (b).

Item 7                                                              Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

Not applicable.

Item 8                                                              Identification and Classification of Members of the Group:

The Reporting Persons may be deemed to be a “group” for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this statement.

Item 9                                                              Notice of Dissolution of Group:

Not applicable.

Item 10                                                       Certification:

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2008

GTCR FUND VII, L.P.

By:	GTCR Partners VII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Steven S. Hall
Name:	Steven S. Hall
Its:	Authorized Signatory pursuant to a power of attorney filed as Exhibit 24 to the Forms 4 filed on September 26, 2005

GTCR CO-INVEST, L.P.

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Steven S. Hall
Name:	Steven S. Hall
Its:	Authorized Signatory pursuant to a power of attorney filed as Exhibit 24 to the Forms 4 filed on September 26, 2005

GTCR CAPITAL PARTNERS, L.P.

By:	GTCR Mezzanine Partners, L.P.
Its:	General Partner

By:	GTCR Partners VI, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Steven S. Hall
Name:	Steven S. Hall
Its:	Authorized Signatory pursuant to a power of attorney filed as Exhibit 24 to the Forms 4 filed on September 26, 2005

GTCR PARTNERS VII, L.P.

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Steven S. Hall
Name:	Steven S. Hall
Its:	Authorized Signatory pursuant to a power of attorney filed as Exhibit 24 to the Forms 4 filed on September 26, 2005

GTCR GOLDER RAUNER, L.L.C.

By:	/s/ Steven S. Hall
Name:	Steven S. Hall
Its:	Authorized Signatory pursuant to a power of attorney filed as Exhibit 24 to the Forms 4 filed on September 26, 2005

GTCR MEZZANINE PARTNERS, L.P.

By:	GTCR Partners VI, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Steven S. Hall
Name:	Steven S. Hall
Its:	Authorized Signatory pursuant to a power of attorney filed as Exhibit 24 to the Forms 4 filed on September 26, 2005

GTCR PARTNERS VI, L.P.

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Steven S. Hall
Name:	Steven S. Hall
Its:	Authorized Signatory pursuant to a power of attorney filed as Exhibit 24 to the Forms 4 filed on September 26, 2005

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

(i)                                     Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)                                  Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: February 13, 2008

GTCR FUND VII, L.P.

By:	GTCR Partners VII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Steven S. Hall
Name:	Steven S. Hall
Its:	Authorized Signatory pursuant to a power of attorney filed as Exhibit 24 to the Forms 4 filed on September 26, 2005

GTCR CO-INVEST, L.P.

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Steven S. Hall
Name:	Steven S. Hall
Its:	Authorized Signatory pursuant to a power of attorney filed as Exhibit 24 to the Forms 4 filed on September 26, 2005

GTCR CAPITAL PARTNERS, L.P.

By:	GTCR Mezzanine Partners, L.P.
Its:	General Partner

By:	GTCR Partners VI, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Steven S. Hall
Name:	Steven S. Hall
Its:	Authorized Signatory pursuant to a power of attorney filed as Exhibit 24 to the Forms 4 filed on September 26, 2005

GTCR PARTNERS VII, L.P.

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Steven S. Hall
Name:	Steven S. Hall
Its:	Authorized Signatory pursuant to a power of attorney filed as Exhibit 24 to the Forms 4 filed on September 26, 2005

GTCR GOLDER RAUNER, L.L.C.

By:	/s/ Steven S. Hall
Name:	Steven S. Hall
Its:	Authorized Signatory pursuant to a power of attorney filed as Exhibit 24 to the Forms 4 filed on September 26, 2005

GTCR MEZZANINE PARTNERS, L.P.

By:	GTCR Partners VI, L.P.
Its:	General Partner

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Steven S. Hall
Name:	Steven S. Hall
Its:	Authorized Signatory pursuant to a power of attorney filed as Exhibit 24 to the Forms 4 filed on September 26, 2005

GTCR PARTNERS VI, L.P.

By:	GTCR Golder Rauner, L.L.C.
Its:	General Partner

By:	/s/ Steven S. Hall
Name:	Steven S. Hall
Its:	Authorized Signatory pursuant to a power of attorney filed as Exhibit 24 to the Forms 4 filed on September 26, 2005